Exhibit No. 10.79d

CONTRACT FOR THE PURCHASE AND

SALE OF REAL PROPERTY

MONRO MUFFLER BRAKE, INC., a New York corporation, with its principal office at 200 Holleder Parkway, Rochester, New York 14615-3808 ("Buyer") or its Assignee, hereby offers and agrees to purchase from 5910 Liberty Road, LLC, a Maryland limited liability company, with an address of P. O. Box 55, Glenelg, MD  21737 ("Seller") the property described below for the price and upon the terms and conditions herein set forth.

1.     PROPERTY DESCRIPTION

That certain parcel of land improved with an existing approximately 4,400 square foot commercial building (Monro Muffler Shop #750) with an address of 5910 Liberty Road, Baltimore, Baltimore County, Maryland, containing approximately 1/2 acre, more or less, identified on the tax records as Dist. 03, Account Number 1600003960; with a small portion located in Baltimore City, known as 5908 Liberty Heights Avenue, and identified on the tax records as Ward 28, Section 02, Block 4283, Lot 007; together with and including all buildings and other improvements thereon, all rights of Seller in and to any and all streets, roads, highways, easements, and rights-of-way appurtenant thereto (collectively, the "Property").

2.     PRICE

Buyer shall pay to Seller for the Property the sum of EIGHT HUNDRED SIXTY-THREE THOUSAND NINE HUNDRED SEVENTY-THREE DOLLARS ($863,973.00) as follows:

A.A deposit ("Deposit") of Two Thousand Five Hundred Dollars ($2,500.00) with Buyer's attorney to be held in escrow in a non-interest bearing account, in accordance with the terms of this Contract.  Should Buyer terminate the Contract in accordance with its provisions or the Contract fail to close for any reason not the fault of Buyer, then the Deposit shall be returned to Buyer.

B.The balance to be paid at closing, by certified check or wired funds.

3.     EXCEPTIONS

Buyer agrees to accept title to the Property subject to the following: water line, sanitary sewer, drainage, gas line and main, electrical and telephone easements of record within five feet (5') of exterior lot lines, provided that the existing improvements, if any, do not encroach upon the easements and the easements will not interfere with the Buyer's use of the Property and/or the operation of Buyer's business (“Permitted Exceptions”).  Seller shall not, without Buyer’s written consent, cause or permit any lien or encumbrance of any kind, recorded or unrecorded, to be placed upon the Property from the date of this Contract until its termination pursuant to its terms or closing of title pursuant to the terms herein.

4.     DEED

At the time of closing, Seller shall deliver to Buyer a fully executed Special Warranty Deed with covenants of nonencumbrances and further assurances in recordable form (the “Deed”) conveying good and marketable title in fee simple to the Property free and clear from all liens and encumbrances except Permitted Exceptions.

5.     TITLE

A.Within fifteen (15) days of the full execution of this Contract, Seller shall deliver to Buyer any existing title insurance policies and reports, an abstract of title, title search or other evidence of title which Seller may have in its possession, including deeds into Seller, together with any existing survey maps, site plans or building drawings (the “Title Documentation”).

B.Buyer shall, at its expense, cause a title company of Buyer's choice (the "Title Company") to issue and deliver to Buyer a title commitment or report (the "Title Commitment")

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with respect to the Property.  Buyer shall give Seller written notice on or before the expiration of thirty (30) days after the receipt of the Title Commitment, but in no event later than ninety (90) days from the date of this Contract, that the condition of title as set forth in such Title Commitment is or is not satisfactory to Buyer, except for the Permitted Exceptions.

C.In the event Buyer notifies Seller of defects in title (except for the Permitted Exceptions), Seller shall either, at its sole cost and expense, promptly undertake to eliminate or modify all such unacceptable matters, or Seller may notify Buyer that Seller will not satisfy such objections.

D.If Seller elects not to eliminate any such unacceptable matters, Buyer may, at its option, (1) accept title subject to the objections raised by Buyer, without an adjustment in the Purchase Price, in which event such objections shall be deemed to be waived for all purposes or (2) rescind this Contract, whereupon this Contract shall be null and void and of no further force and effect and the Deposit shall be returned to Buyer.

E.In the event Seller elects to eliminate such objections but is unable with the exercise of due diligence to satisfy such objections within thirty (30) days after such notice, Buyer may, at its option, (1) accept title subject to such objections, without an adjustment in the Purchase Price, in which event such objections shall be deemed to be waived for all purposes, or (2) rescind this Contract whereupon this Contract shall be null and void and of no further force and effect and the Deposit shall be returned to Buyer.

6.     POSSESSION AND PROPERTY CONDITION

A.The parties acknowledge that Buyer currently has and has had exclusive possession of the Property as a tenant pursuant to the terms of a certain lease agreement between F&J Properties, Inc. (Seller’s predecessor in title) as Landlord and Mr. Tire, Inc. (Buyer’s

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predecessor in title by merger) as Tenant dated as of January 1, 1998, as amended and extended (the “Lease”).  Seller shall deliver sole and actual possession of the Property to Buyer, free and clear of all other tenancies and parties in possession, on the date title passes to Buyer.  Upon the closing of this Contract, Buyer and Seller shall execute a Lease termination agreement.

B.The Property is sold "as is, where is and with all faults".  Seller makes no representations or warranties of any kind, express or implied, concerning the seller’s Property, or any portion of it (including the Property), including without limitation as to the following: (a) the condition, value, nature or quality of the Property, including any construction on the Property and any materials incorporated into the improvements thereof; (b) the soil, water, geology, and any other physical or environmental condition relating to the Property; (c) any income derived or to be derived from the Property; (d) the suitability of the Property to any activities or uses which buyer or others may wish to conduct on or relating to the Property; (e) zoning of the Property; (f) compliance of the Property or its operation with any law, ordinance, rule, regulation, or the status of any permits or approvals relating to or required in connection with the Property; (g) the proposed use or (h) any other matter.

C.Upon the closing of this Contract, Buyer does hereby release and forever discharge Seller, its parent companies and affiliates, and their respective agents, employees, officers, successors and assigns (together, "Seller Parties") from any and all claim, obligation and liability (whether based in tort, under contract or otherwise) attributable, in whole or in part, from any representation allegedly made by any Seller Party except as expressly set forth herein.  Upon the closing of this Contract, Buyer hereby releases, acquits and forever discharges Seller from any and all claims, demands and causes of action that Buyer may have against Seller with respect to any costs, losses, expenses or other liabilities incurred in connection with or related in

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any manner to the Property, including, but not limited to, any right of contribution or reimbursement provided under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, or any other federal, state or local environmental law or regulation.

7.     ESCROW CLOSING AND COSTS

A.This Contract shall be closed in escrow with Buyer’s title company, under a deed and money escrow agreement conforming with this Contract, with sale and conveyance to be effective on such date as agreed upon by the parties.   Closing shall occur and conclude on a date on or before the date that is thirty (30) days following the receipt of a Title Commitment or such other date as agreed upon by the parties.  Time is of the essence.

B.Buyer currently pays real estate taxes, water, sewer, and all utilities under the Lease; therefore, there shall be no pro-ration or adjustment of these items at closing and rent shall be appropriately adjusted between the parties as of the date of closing.

C.All transfer and conveyance taxes or documentary stamps shall be equally divided between Seller and Buyer.

D.The Buyer shall pay all costs on account of the title examination, title commitment, title insurance premium, and all costs and attorneys fees incurred in the preparation of all necessary conveyance papers, including deed, settlement charges, conveyance, notary fees, tax/lien certificate, survey, tests, inspections, and recording fees, except those incident to clearing existing encumbrances.

E.The cost of escrow, if any, shall be divided equally between Seller and Buyer, but in no event shall Seller’s share exceed $150.00, with the excess, if any, to be paid by the Buyer.

F.Each party shall pay for their own legal fees and expenses.

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G.This Contract, and the obligations of Seller to sell the Property and of the Buyer to purchase the Property are made contingent upon both (1) the full execution of a written Contract of Sale, upon identical terms as herein, between Buyer and DiBartolo Development II, LLC, for the purchase and sale of the adjacent property to the east, the portion lying in Baltimore City being known as 5906 Liberty Heights Avenue; and (2) the simultaneous closing of both properties under both Contracts.

8.     BROKER'S COMMISSION

The parties hereto agree that no broker brought about this sale.  The parties each agree to defend, indemnify and save the other party harmless from and against any action or claim for any broker’s commission or fee.

9.     RISK OF LOSS

The risk of loss or damage to the Property by fire or other casualty shall be governed by the Lease.

10.    REMEDIES UPON DEFAULT

A.In the event Buyer breaches or fails to timely perform its obligations under this Contract, and time is of the essence, then upon written notice to Buyer, Seller shall be entitled to terminate this Contract, and as its sole remedy, be entitled to receive the Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default, and this Contract shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein.

B.In the event Seller breaches or fails to timely perform its obligations under this Contract, and time is of the essence, then upon written notice to Seller, Buyer shall be entitled to terminate this Contract, and as its sole remedy, be entitled to terminate this Contract and receive

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the return of the Deposit, and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein.

11.    NOTICES

All notices required or permitted pursuant to any provisions of this Contract shall be in writing, and delivered by either (A) a nationally recognized overnight courier, to the parties at the address given on page one, or any other address which either party may give to the other for such purpose, and shall be effective upon receipt of same; or (B) by email to the addresses below, if any, or any other email address which either party may give to the other for such purpose.  Notices to be given by either party may be given on their behalf by their attorney.  Copies of all notices shall also be sent to the attorney for the other party, as follows:

If to Buyer:	Monro Muffler Brake, Inc. 200 Holleder Parkway Rochester, NY 14615-3808 Attention: Director of Development Email address(es) for notice: Mindi.Collom@monro.com

Copy to:

Underberg & Kessler LLP

300 Bausch & Lomb Place

Rochester, NY  14604

Attention:  Real Estate Department Chairperson

Email address(es) for notice: kkarl@underbergkessler.com;

jheisman@underbergkessler.com

If to Seller:	5910 Liberty Road, LLC P.O. Box 55 Glenelg, MD Email address(es) for notice: ________________________

Copy to:	James B. Larrimore, Esq. Serio & Higdon, P.A. 1300 York Road, Suite 110 Lutherville, MD 21093 Email address for notice: jblarrimore@seriohigdon.com

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12.    GOVERNING LAW; PARTIES IN INTEREST

This Contract shall be governed by the laws of the State of Maryland and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, permitted assigns and personal representatives. The parties agree that any court of competent jurisdiction of the State of Maryland shall have exclusive jurisdiction over any proceeding instituted to enforce this Agreement, and that all such proceedings shall be instituted exclusively in Baltimore County, Maryland, and any objections to such venue are hereby waived.

13.    ENTIRE AGREEMENT; AMENDMENTS

This Contract sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein.  This Contract may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.  A digital copy or a fax of the signatures of the parties shall constitute an original.

14.    AUTHORITY

The parties hereto represent and warrant that they have the full right, power and authority to enter into this Contract.

15.    RULES OF CONSTRUCTION

The following rules shall govern the interpretation of this Contract:  (A) Drafter - the fact that this Contract was initially drafted by one party or the other shall have no bearing in its interpretation or construction;  (B) Headings - the captions and section numbers appearing in this Contract are inserted only as a matter of convenience and in no way define, limit, construe, or

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describe the scope or intent of such sections of this Contract; (C) Counterparts - this Contract may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument; (D) Severability - in the event any provision of this Contract is held by any court having jurisdiction over any dispute arising hereunder to be invalid or unenforceable, then such court shall reinterpret such provision so as to carry out the intent of the parties hereto in a valid and enforceable manner, and the invalidity or unenforceability of such provision, and the remainder of this Contract, including any reinterpretation of such provision, shall remain in full force and effect; and (E) Number and Gender – all terms and words used in this Contract, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine, feminine or neuter, as the context or sense of this Contract may require, the same as if such words had been fully and properly written in the number and gender.

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IN WITNESS WHEREOF, the parties have caused this Contract to be signed by their duly authorized agents or officers, effective on the 19th day of January, 2015.

ATTEST:	MONRO MUFFLER BRAKE, INC.

/s/ Mindi S. Collom	BY: /s/ John W. Van Heel

Print Name and Title: John W. Van Heel, President & CEO

Date: January 19, 2015

“Buyer”

ATTEST/WITNESS:	5910 LIBERTY ROAD, LLC

/s/ Linda Anfrist	BY: /s/ Fredric A. Tomarchio
Fredric A. Tomarchio, Authorized Member

Date: January 15, 2015

“Seller”

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STATE OF NEW YORK  )

COUNTY OF MONROE )  ss:

On the 19th day of January, 2015, before me, personally appeared John W. Van Heel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Mindi S. Collom
Notary Public

My Commission Expires:	11/5/17

STATE OF MARYLAND, COUNTY OF BALTIMORE,          to wit:

I HEREBY CERTIFY, that on this 15th day of January, 2015, before me, the subscriber, a Notary Public of the State aforesaid, personally appeared FREDRIC A. TOMARCHIO,  who acknowledged himself to be the duly authorized Member of 5910 LIBERTY ROAD, LLC, a Maryland limited liability company, and that he, being so authorized to do, acknowledged that he executed the same in the capacity stated and for the purposes therein contained, and in my presence signed and sealed the same.

AS WITNESS my hand and Notarial Seal.

/s/ Linda Anfrist
Notary Public

My Commission Expires:	10/8/16

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